Exhibit 10.35

SEPARATION AND RELEASE AGREEMENT

AECOM and Randall A. Wotring (“you” or “your”) hereby enter into this SEPARATION AND RELEASE AGREEMENT (“Agreement”), dated October 2, 2020.

WHEREAS, AECOM, its subsidiaries, and affiliates (herein referred to collectively as the “Company”) is engaged in the business of professional technical and management support services (the “Company Business”);

WHEREAS, you are a key employee of the Company and an “Eligible Employee” as such term is defined in the Company’s Senior Leadership Severance Plan (the “SLSP” or the “Plan”);

WHEREAS, pursuant to Section 6 of the SLSP, in order to receive benefits under the Plan, an Eligible Employee must execute a Separation and Release Agreement in the form provided by the Company in its sole discretion, and shall contain provisions including but not limited to a general waiver and release of claims and various post-employment covenants as stated in Sections 6(a), 6(b) and 6(c) of the SLSP; and

WHEREAS, the covenants provided herein are material, significant and essential to the Company’s provision of benefits to you under the Plan, and good and valuable consideration under the Plan has been and will be transferred from the Company to you in exchange for such covenants.

NOW, THEREFORE, in consideration of the foregoing recitals, the terms and provisions of this Agreement, the SLSP, and the agreements and instruments related thereto, the receipt and sufficiency of such consideration being hereby acknowledged by the parties hereto, the parties hereto agree as follows:

1.         STATUS OF EMPLOYMENT

Your last day of active, full-time employment will be December 31, 2020 (the “Separation Date”) and you will continue to receive your base salary through that date. From the date you receive this Agreement through December 31, 2020 (such period hereinafter referred to as the “Transition Period”), you will continue to remain employed by the Company as an “at-will” employee. During the Transition Period, you shall: (i) continue to report to the Company’s office, or work remotely as applicable, on your regular schedule; (ii) use your best efforts to carry out your duties and responsibilities in a professional and competent manner, along with such other duties as may be reasonably assigned to you by the Company’s Chief Executive Officer; (iii) continue to comply fully with and be bound by all policies and procedures in effect for Company employees, and all laws and regulations applicable to the business of the Company; and (iv) cooperate fully and in good faith with the Company to assist in the orderly transition of your duties and responsibilities, as determined by the Company in its discretion. For the avoidance of doubt, the Company may elect to place you on paid leave for any part of the Transition Period, in its discretion, during which time you will remain on payroll and agree to continue to make yourself reasonably available to the Company, by phone, to assist in the transition of your duties and responsibilities as the Company may deem necessary and appropriate, although you shall not report to the Company’s offices during any such paid leave. Notwithstanding the foregoing, and for the further avoidance of doubt, if you fail to sign this Agreement before the expiration of the Review Period set forth in paragraph 9 below, or should you revoke your consent during the Revocation Period set forth in paragraph 9 below, the Company may terminate your employment at any time, without any additional notice, such last date of employment being your Separation Date.

If you are currently participating in the Company’s group health insurance plan, you will continue to receive employer-subsidized health insurance at your current election through the Separation Date. Thereafter, you may elect to receive continuation coverage in the Company’s health insurance plan pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) at your own expense. COBRA continuation coverage shall in all respects be subject to the requirements and limitations of COBRA and of the Company’s health insurance plans, which may be amended from time to time.

2.         SEPARATION BENEFITS

a.   Severance Payment. In consideration for the promises in this Agreement, including but not limited to your consent to and non-revocation of the release set forth in paragraph 4 below and your consent to and non-revocation of the supplemental release and waiver in the form annexed hereto as Exhibit A (the “Supplemental Release”), you will receive a severance payment in the amount of $1,976,928 less all applicable income tax withholdings and other lawful deductions (the “Severance Payment”). The Severance Payment represents the sum of amounts described in Sections 5(a)(i), 5(a)(ii) and 5(a)(iii) of the SLSP and your target bonus for fiscal year 2020. The Severance Payment will be subject to standard payroll deductions and withholdings and will be direct deposited in a lump sum as soon as reasonably practicable following the Supplemental Release Effective Date (as such term is defined in Exhibit A) and no later than sixty (60) days following the Separation Date subject to the effectiveness of the Agreement and paragraph 18 below. By signing this Agreement, you authorize AECOM to direct deposit any payments under this Agreement into your bank, savings and loan or credit union account that was previously authorized by you for payroll purposes. If you have not provided an authorized account for direct deposit, a check for any such amounts will be mailed to your home address on file.

b.   Additional Service Credit for Equity Award Vesting. In consideration for the promises in this Agreement, including but not limited to your consent to and non-revocation of the release set forth in paragraph 4 below and your consent to and non-revocation of the Supplemental Release, your outstanding equity awards listed in the annexed Schedule A shall be considered vested as set forth therein reflecting the crediting of additional service in accordance with Sections 5(b)(i), 5(b)(ii) and 5(b)(iii) of the SLSP (the “Additional Service Credit”).

c.   You agree that you would not be entitled to the separation benefits outlined above (collectively, the “Separation Benefits”), including the Severance Payment and the Additional Service Credit, in the absence of your execution and non-revocation of this Agreement and the Supplemental Release, and, therefore, the Separation Benefits provided for under this Agreement are greater than what you would be legally entitled to receive in the absence of this Agreement.

d.   You understand and agree that the Separation Benefits outlined above shall not be duplicative of any other payments and benefits provided by the Company in connection with your separation from employment with the Company, including but not limited to any pay in lieu of notice, severance benefits or other payments or benefits that may be required by any federal, state or local law, including the laws of any jurisdiction outside of the United States, relating to severance, plant closures, terminations, reductions-in- force, or plant relocations. If the Company provides you with any such other payments or benefits, then the Severance Payment described above shall be reduced by the amount of any such payment(s); provided, however, that coordination with benefits (if any) under the CIC Plan (as such term is defined in the SLSP), shall be in accordance with Section 5(c) of the SLSP. Notwithstanding the foregoing, in no event shall the gross amount you receive in Severance Payment be less than $500.00.

3.         ACKNOWLEDGEMENTS

a.   You acknowledge that with the payment of your final pay check, which includes any accrued but unused paid time off (“PTO”), no other compensation, wages, bonuses, commissions, overtime, expenses, PTO, and/or benefits are due to you except for the benefits and payments described in paragraph 2.

b.   You represent that you have reported to the Company any and all work-related injuries or illnesses incurred by you during employment with the Company.

c.   You understand and acknowledge that per the terms of AECOM’s Severance Policy, in the event you are rehired as a full-time or part-time regular employee of AECOM, or you are hired into a comparable position by a vendor, contractor, customer, or successor, during the number of weeks of severance for which you received under this Agreement (the “Severance Pay Period”), the Company reserves the right to seek repayment related to time beyond the date of rehire; provided, however, that in no event shall the severance pay be reduced to less than $500. For the purposes of this paragraph, the Severance Pay Period is based on your prior regular earnings and is defined as the equivalent time frame over which payment would have been made if you had not received severance in a lump sum payment.

d.   You acknowledge and represent that during your employment and through the date you sign this Agreement, you have made full and truthful disclosures to the Corporate SVP, Human Resources and/or the Corporate EVP, Chief Legal Officer the Company about any misconduct of which you may have been aware by or on behalf of the Company or any of its employees, officers, directors, consultants, agents or other third-parties.

e.   You acknowledge that, if you are an officer of, or serve in any elected or appointed position for the Company or any of its subsidiaries or affiliates, then your signature on this Agreement constitutes your resignation, effective as of the Separation Date, from any and all such offices or positions. You agree that you will execute such further documents as the Company may request to more specifically reflect your resignation from each and every entity of which you are or were a director or officer.

4.         WAIVER AND RELEASE

In exchange for the Separation Benefits outlined above, including the Severance Payment and the Additional Service Credit, you, on behalf of yourself, your heirs, beneficiaries, executors, administrators, representatives, assigns, and agents hereby fully release, acquit, and forever discharge the Company, its past, present, and future predecessors, successors, parent companies, subsidiary companies, affiliated entities, related entities, operating entities, and its and their past, present, and future officers, directors, shareholders, members, investors, partners, employees, agents, attorneys, insurers, reinsurers, and all of its and their past, present, and future compensation and employee benefits plans (including trustees, fiduciaries, administrators, and insurers of those plans) (collectively, the “Released Parties”) from any and all causes of action, lawsuits, proceedings, complaints, charges, debts, contracts, judgments, damages, claims, attorney’s fees, costs, expenses, and compensation whatsoever, of whatever kind or nature, in law, or equity or otherwise, whether known or unknown, vested or contingent, suspected or unsuspected, that you may now have, have ever had, or hereafter may have relating directly or indirectly to your employment with the Company, the separation of your employment with the Company, the benefits or attributes of your employment with the Company, and/or any other act, omission, event, occurrence, or non-occurrence involving the Company or any of the Released Parties. Without limiting the foregoing and to the fullest extent allowed by law, you agree that this release includes, but is not limited to any and all claims arising from any violations or alleged violations of federal, state or local human rights, fair employment practices and/or other laws by any of the Released Parties for any reason under any legal theory including, but not limited to, the Age Discrimination in Employment Act; the Americans With Disabilities Act of 1990 (“ADA”); COBRA; the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”); the Employee Retirement Income Security Act of 1974 (“ERISA”); the Equal Pay Act (“EPA”); the Fair Labor Standards Act (“FLSA”); the Fair Credit Reporting Act (“FCRA”); the Family and Medical Leave Act (“FMLA”); the Genetic Information Nondiscrimination Act (“GINA”); the Immigration Reform and Control Act (“IRCA”); the Lilly Ledbetter Fair Pay Act; the National Labor Relations Act (“NLRA”); the Labor Management Relations Act (“LMRA”); the Occupational Safety and Health Act

(“OSHA”); the Older Workers Benefit Protection Act; the Rehabilitation Act of 1973; the Sarbanes-Oxley Act of 2002 (“SOX”); the Uniformed Services Employment and Reemployment Rights Act of 1994 (“USERRA”); Sections 1981 through 1988 of Title 42 of the United States Code; Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Worker Adjustment and Retraining Notification Act (“WARN”), and/or all other federal, state, or local laws (including, without limitation, the Maryland Fair Employment Practices Act), statutes, ordinances, constitutions, rules, orders or regulations, all as they may be amended. You also forever waive, release, discharge and give up all claims, real or perceived and now known or unknown, for breach of implied or express contract, breach of promise, breach of the covenant of good faith and fair dealing, wrongful or retaliatory discharge, discrimination, harassment, promissory estoppel, assault, battery, false imprisonment, defamation, libel, slander, intentional and negligent infliction of emotional distress, duress, fraudulent and negligent misrepresentation, defamation, violation of public policy, negligence, and all other claims or torts arising under any federal, state or local law, regulation, constitution, ordinance or judicial decision; and any claim concerning wages, benefits, severance payments, bonus payments, payments pursuant to any agreement with the Company, stock, stock options, or stock option agreement, including but not limited to your expired Employment Agreement dated as of January 1, 2015 (“Employment Agreement”). You also agree to waive any right you have to pursue any claim or grievance through any internal channel of the Company and/or its affiliates. You understand and agree that your waivers include both claims that you know about and those you may not know about which have arisen on or before the date on which you sign this Agreement.

5.          STATE LAW WAIVER

If you have worked or are working in California, you agree to expressly waive all rights under Section 1542 of the Civil Code of the State of California, up to and including the date you sign this Agreement. Section 1542 provides as follows:

A general release does not extend to claims which a creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

You further agree and represent that you have had an opportunity to consult with an attorney over the meaning and significance of this Civil Code § 1542 waiver and that you knowingly and voluntarily waive your rights under this statute.

6.          EXCLUSIONS FROM WAIVERS AND RELEASE OF CLAIMS

Notwithstanding anything else stated in this Agreement, you understand and agree that:

a.    Nothing in this Agreement is intended to limit or restrict any rights that you may have to enforce this Agreement or to interfere with or affect a waiver of any other right that cannot, by express and unequivocal terms of law, be limited, waived, or extinguished. This Agreement also does not apply to any claims that the controlling law clearly states may not be released by private agreement.

b.   This Agreement does not affect your non-forfeitable rights to your accrued benefits (within the meaning of Sections 203 and 204 of ERISA) under the Company’s ERISA-covered employee benefits plans.

c.   This Agreement shall not apply to rights or claims that may arise after the date you execute this Agreement.

d.   This Agreement does not preclude filing a charge with or participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, the U.S. Department of Labor, the National Labor Relations Board or any other federal, state, or local labor board or agency charged with enforcing employment laws (including the Maryland Commission on Civil Rights). However, by signing this Agreement, you understand and agree that you are waiving any right to recover money or other individual relief based on claims asserted in such a charge in any proceeding brought by you or on your behalf.

e.   This Agreement does not preclude your ability to report fraud, waste or abuse to federal officials regarding the Company’s management of public contracts, or your obligation to cooperate with any government authorities.

f.   This Agreement does not limit any statutory rights you may have to bring an action to challenge the terms of this Agreement or contest the validity of the release contained in this Agreement under the Age Discrimination in Employment Act (“ADEA”) or the Older Workers Benefits Protection Act (“OWBPA”).

g.   This Agreement does not limit or waive your right to file an application for an award for original information submitted pursuant to Section 21F of the Securities Exchange Act of 1934.

h.   This Agreement does not limit or waive your rights as a stockholder of the Company, or any rights you may have to indemnification under the Company’s governing documents and coverage under its director and officer insurance policies.

7.         NON-ADMISSION OF LIABILITY

You agree that this Agreement shall not in any way be construed as an admission that any of the Released Parties, as defined in paragraph 4 above, owe you any money or have acted wrongfully, unlawfully, or unfairly in any way towards you. In fact, you understand that the Released Parties specifically deny that they have violated any federal, state, or local law or ordinance or any right or obligation that they owe or might have owed to you at any time and maintain that they have at all times treated you in a fair, lawful, non-discriminatory and non-retaliatory manner.

8.         PROMISE NOT TO SUE

You have not, at any time up to and including the date on which you sign this Agreement, commenced, and will not in the future commence, to the fullest extent permitted by law, any action or proceeding, or file any action, of any nature arising out of the matters released by this Agreement, and you waive to the fullest extent permitted by law, any right to any monetary or equitable relief in any proceeding that may relate to the matters released by this Agreement. However, nothing in this paragraph will preclude either party from bringing a claim to enforce this Agreement or challenge the validity of this Agreement.

9.         REVIEW AND REVOCATION PERIODS

a.   You acknowledge that you were advised that you can take up to twenty-one (21) days from the date this Agreement was given to you to review this Agreement and decide whether to enter into this Agreement (the “Review Period”). You understand and agree that any changes to this Agreement, whether material or immaterial, do not restart the running of this twenty-one (21) day Review Period. To the extent that you have elected to enter into this Agreement prior to such time, you have done so voluntarily, and have knowingly waived such twenty-one (21) day Review Period.

b.   You understand that you may revoke this Agreement within a period of seven (7) calendar days after its execution, except that if the last day of this period falls on a Saturday, Sunday or holiday observed by the Company you have until the conclusion of the next immediate business day (“Revocation Period”), by delivery of a written notice of revocation (“Revocation Notice”) before the end of the last day comprising the Revocation Period to pam.hoebener@aecom.com, ATTN: Corporate SVP, Human Resources. This Agreement shall become automatically irrevocable, and fully enforceable, upon the expiration of the Revocation Period (the “Effective Date”) if you do not timely revoke it in the aforesaid manner.

c.   In the event that you do not execute this Agreement during the Review Period, or if you execute and then revoke the Agreement within the Revocation Period, or you do not execute (or you otherwise revoke) your Supplemental Release, or if for any other reason the Agreement or any portion of the Agreement is held to be unenforceable, all checks, instruments, funds, or other such payments received by you pursuant to the terms of this Agreement shall immediately be returned or reimbursed to the Company and you shall have no right to the benefits and consideration described in paragraph 2 of the Agreement. In the event the Company is required to institute litigation to enforce the terms of this paragraph, the Company shall be entitled to recover reasonable costs and attorneys’ fees incurred in such enforcement.

10.       RESTRICTIVE COVENANTS

a.   You agree that, for a period of one (1) year after the Separation Date, you shall not, directly or indirectly,

(i) obtain any interest in, own, manage, operate, control, participate in, become connected with (whether as a stockholder (other than as a stockholder of less than five percent (5%) of the issued and outstanding stock of a publicly held corporation), joint venturer, officer, director, representative, partner, employee or consultant), or otherwise engage, invest or participate in any activity, project, contract or business that competes with the Company Business in any area or subject where you have worked on, supervised, assisted in or have special knowledge of such Company Business or similar activity for the Company;

(ii) solicit or accept any work competitive to the Company Business from: (a) any person or entity for whom the Company is rendering services as of the Separation Date; (b) any person or entity for whom the Company has rendered services at any time during the six (6) months preceding the Separation Date; or (c) any person or entity to whom the Company has made a proposal to perform or render services to or for within one (1) year prior to the Separation Date; or

(iii)  become connected with, or otherwise engage or invest or participate in any bid, proposal, contract or project of a competitor of the Company Business that (i) has been awarded to such competitor after the Separation Date and (ii) competes with the Company Business.

b.   You further agree that, for a period of one (1) year after the Separation Date, you shall not, directly or indirectly,

(i)  solicit, attempt to solicit, induce or otherwise cause any existing or future customer or client or other business relation of the Company, to terminate, fail to extend or renew, reduce the funding of, or fail to provide additional funding for, any contract, proposal or work with the Company or otherwise divert business away from the Company; or

(ii) solicit, attempt to solicit, induce or otherwise cause any existing or prospective employee of the Company, to terminate or abort his or her employment with the Company, or hire or attempt to hire any existing or prospective employee of the Company whether for yourself or for any firm, organization, business, partnership, corporation, or association with which you shall have an association.

c.   You agree that the terms and conditions set forth in this paragraph are fair and reasonable and are reasonably required for the protection of the interests of the Company.

11.       CONTINUED OBLIGATION NOT TO USE OR DISCLOSE CONFIDENTIAL INFORMATION; CONFIDENTIALITY OF THIS AGREEMENT

a.   You acknowledge that during your employment with the Company you acquired certain confidential, proprietary or otherwise non-public information concerning the Company, which may include, without limitation, intellectual property, trade secrets, financial data, strategic business or marketing plans, and other sensitive information concerning the Company and its past or present employees, directors, executives, officers, agents, or customers (“Confidential Information”). You agree that you have not, and will not, disclose any Confidential Information to any person or entity, except as required by law.

b.   Without limiting the generality of the foregoing, you further promise and agree:

i.   to protect and safeguard the Confidential Information against unauthorized use, publication, or disclosure;

ii.   not to use any of the Confidential Information except as specifically authorized in writing by the Company;

iii.   not to, directly or indirectly, reveal, report, publish, disclose, transfer, or otherwise use any of the Confidential Information except as specifically authorized in writing by the Company; and

iv.   not to use any Confidential Information to unfairly compete or obtain an unfair advantage against the Company in any commercial activity, which may be comparable to the Company’s actual or anticipated business, research or development.

c.   You will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Accordingly, you have a right to disclose in confidence trade secrets to the Federal, State, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. You also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).

d.   You have not and will not discuss or otherwise reveal to anyone the existence or terms of this Agreement, or discussions with any authorized Company representative about it, except when necessary to enforce this Agreement or required by law, or after obtaining their agreement to keep all such information confidential, to your attorneys, financial advisors, or accountants or immediate family members.

12.       UNEMPLOYMENT BENEFITS

The Company will not contest your filing for unemployment benefits, provided, however, that the Company reserves the right to correct any misstatements made in connection with any such filings and to respond truthfully to any requests from government authorities.

13.        COOPERATION WITH LEGAL PROCEEDINGS

Upon reasonable notice, you will provide information and proper assistance to the Company and/or its counsel (including truthful testimony and document production) in any litigation or potential litigation in which you are, or may be, a witness, or as to which you possess, or may possess, relevant information. The Company will pay your reasonable out-of-pocket expenses incurred in complying with this paragraph, provided that such expenses are pre-approved by the Company.

14.        NON-DISPARAGEMENT

Since receiving a copy of this Agreement, you have not, and will not, make any statements or take any actions materially detrimental to the interests of the Company, including, without limitation, negatively commenting on, disparaging, or calling into question the business operations or conduct of the Company or its past or present clients, shareholders, directors, executives, officers, employees or agents.

15.        RETURN OF COMPANY PROPERTY

You acknowledge and agree that all documents, records, and files (electronic, paper or otherwise), materials, software, equipment, and other physical property, including but not limited to laptop computers, iPads, mobile phones, electronic devices, peripherals, security access badges, ID cards, building and office access cards, entry badges, keys, access codes, passwords and log-in credentials, software, hardware, and databases, and all copies of the foregoing, including but not limited to all such items containing Confidential Information of the Company, that you have received, acquired, or which have come into your possession, custody or control or been produced by or to you in connection with your employment (collectively, “Company Property”), have been and remain the sole property of the Company. You agree that by no later than ten (10) days following the Separation Date, you will conduct a thorough and diligent search for, and shall return to the Company, all tangible Company Property, with the exception of documents relating to your compensation and benefits to which you are entitled to retain, and that you will not retain any copies or duplicates of any such Company Property. You further agree that by no later than ten (10) days following the Separation Date, you will conduct a thorough and diligent search for, and permanently and irrevocably delete, any intangible and/or digital Company Property that exists or is stored: (a) in any email account; (b) in any “cloud” account; or (c) on any computer, laptop, tablet, mobile device, cellular phone, smartphone, PDA or other electronic storage device, the foregoing of any of which are accessible, possessed, controlled or owned by you (and not by the Company).

16.        REMEDIES FOR BREACH OF CERTAIN COVENANTS

You agree and acknowledge that the Company will be irreparably harmed by any breach, or threatened breach, by you of the Restrictive Covenants, Non-Disparagement, Return of Company Property or Confidentiality sections of this Agreement and that monetary damages would be grossly inadequate. Accordingly, you agree that in the event of a breach, or threatened breach, by you of the Restrictive Covenants, Non-Disparagement, or Confidentiality sections of this Agreement, the Company shall be entitled to immediate injunctive or other preliminary or equitable relief, as appropriate, without being required to post a bond, in addition to all other remedies available at law and equity.

You agree that in the event you violate the Restrictive Covenants, Non-Disparagement, Return of Company Property or Confidentiality sections of this Agreement, the Company will have no further obligation to pay or provide any unpaid Separation Benefits provided by this Agreement, and that you will immediately return to the Company all of the Separation Benefits previously paid or provided under the terms of this Agreement, except for $100 of the Severance Pay as consideration for the release in paragraph 4 of this Agreement. Provided, however, that nothing in this paragraph shall limit the Company’s right to pursue any additional remedies available at law or in equity, including but not limited to injunctive relief, for your violation of those provisions. Despite any breach by you, your other obligations under this Agreement, including your waivers and releases, will remain in full force and effect.

Failure by either party to enforce any term of condition of this Agreement at any time shall not preclude that party from enforcing that provision, or any other provision, at a later time.

In the event Company is required to institute litigation to enforce the Restrictive Covenants, Non- Disparagement, Return of Company Property or Confidentiality sections of this Agreement, the Company shall be entitled to recover reasonable costs and attorneys’ fees incurred in such enforcement.

17.        VOLUNTARY ACCEPTANCE OF AGREEMENT; GOVERNING LAW; DISPUTE RESOLUTION

a.   You have reviewed the terms of this Agreement and acknowledge that you have entered into this Agreement freely and voluntarily. The terms described in this Agreement constitute the entire agreement between you and the Company and may not be altered, modified or amended other than in writing signed by you and the Company. No promise, inducement or agreement not expressed herein has been made to you in connection with this Agreement, and this Agreement supersedes all prior written or oral agreements, arrangements, communications, commitments or obligations between yourself and the Company, except any confidentiality, non-disclosure, non-competition, non-solicitation, trade secret, assignment of inventions, and other intellectual property provisions to which your employment was subject, including but not limited to Article IV (Restrictive Covenants) in your Employment Agreement, which will remain in effect subsequent to the execution of this Agreement.

b.   It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought. If any provision of this Agreement is adjudicated to be invalid or unenforceable, such provision, without any action on the part of the parties hereto, shall be deemed amended to delete or to modify (including, without limitation, a reduction in duration, geographical area or prohibited business activities) the portion adjudicated to be invalid or unenforceable, such deletion or modification to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made, and such deletion or modification to be made only to the extent necessary to cause the provision as amended to be valid and enforceable, leaving the remainder of this Agreement in full force and effect.

c.   This Agreement is intended to be governed by and will be construed in accordance with ERISA and, to the extent not preempted by ERISA, the laws of the State of Delaware, without regard to any conflict of laws provision. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, such provision shall become null and void and severed from this Agreement, leaving the remainder of this Agreement in full force and effect.

d.   To the fullest extent permitted by law, any and all disputes, claims, and causes of action, in law or equity, arising from or relating to this Agreement (other than with respect to the Company’s enforcement of the Restrictive Covenants, Non-Disparagement, Return of Company Property or Confidentiality covenants as described in paragraph 16 above), or any dispute arising out of or relating to this Agreement, will be settled by binding arbitration in accordance with Section 9(h) of the SLSP.

e.   You also acknowledge that you fully understand your right to discuss this Agreement with an attorney before accepting this Agreement, that the Company has advised you of this right, that the time afforded to you to review this Agreement provides you sufficient time to consult with an attorney should you wish to do so, that you have carefully read and fully understand this entire Agreement, and that you are voluntarily entering into this Agreement of your own free will, act and deed. You also agree that no promises, statements or inducements have been made to you which caused you to sign this Agreement, except as expressly set forth in writing herein.

f.   No waiver of any provision of this Agreement shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. The failure by either party to enforce any term or condition of this Agreement at any time shall not preclude that party from enforcing that provision, or any other provision, at a later time. Nothing in this Agreement, express or implied, is intended to confer upon any third person (other than the Company, its affiliates and their respective successors, which parties are hereby expressly made third-party beneficiaries of this Agreement) any rights or remedies under or by reason of this Agreement.

g.   Any notices provided for herein shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided in writing to the Company. Notices to the Company shall be delivered to AECOM, ATTN: Corporate SVP, Human Resources, pam.hoebener@aecom.com.

18.  SECTION 409A OF THE CODE

Any Severance Payment, provision of benefits, equity settlement, or other amounts payable under this Agreement and the SLSP remain subject to the terms and conditions set forth in Sections 5 and 8 of the SLSP related to compliance with Section 409A of the Internal Revenue Code. The parties hereto acknowledge and agree that the Severance Payments and any other amounts under this Agreement shall be subject to the provisions of Section 8(c) of the SLSP if and to the extent applicable.

Please execute and return the signed agreement by electronic means (i.e., through electronic mail) to pam.hoebener@aecom.com within the Review Period. This Agreement may be executed in counterparts, which together shall be effective as if they were a single document. If this Agreement is transmitted by electronic means, it will be treated as an original copy and have the same force and effect as if it was delivered by mail with the original wet signature.

I have read and understand the terms and conditions set forth in the Agreement above, including but not limited to the waiver and release of claims contained herein. By signing below, I hereby voluntarily accept and agree to those terms and conditions in exchange for the Separation Benefits offered to me.

Randall A. Wotring
Date:	10-2-20

Schedule A

Vested Equity Awards

Award Date	Type of Award	Number of Units, Options or Restricted Shares	Vested Percentage Immediately Prior to Termination	Total Vested Percentage Based on Additional Service Crediting Under Plan
12/15/2017	RSU	27,079	100.0%	100.0%
12/17/2018	RSU	40,000	0.0%	100.0%
12/16/2019	RSU	25,546	0.0%	0.0%

12/15/2017	PEP	40,618	100.0%	100.0%
12/17/2018	PEP	60,000	0.0%	100.0%
12/16/2019	PEP	38,319	0.0%	0.0%

EXHIBIT A

SUPPLEMENTAL RELEASE

(to be signed after the Separation Date)

In consideration of the obligations of AECOM (together with its parents, subsidiaries and affiliates, herein collectively referred to as the “Company”) set forth in my Separation Agreement and Release (“Agreement”), including the Severance Payment and the Additional Service Credit, and for other good and valuable consideration, I, Randall A. Wotring, on behalf of myself, my heirs, beneficiaries, executors, administrators, representatives, assigns, and agents hereby fully release, acquit, and forever discharge the Company, its past, present, and future predecessors, successors, parent companies, subsidiary companies, affiliated entities, related entities, operating entities, and its and their past, present, and future officers, directors, shareholders, members, investors, partners, employees, agents, attorneys, insurers, reinsurers, and all of its and their past, present, and future compensation and employee benefits plans (including trustees, fiduciaries, administrators, and insurers of those plans) (collectively, the “Released Parties”) from any and all causes of action, lawsuits, proceedings, complaints, charges, debts, contracts, judgments, damages, claims, attorney’s fees, costs, expenses, and compensation whatsoever, of whatever kind or nature, in law, or equity or otherwise, whether known or unknown, vested or contingent, suspected or unsuspected, that I may now have, have ever had, or hereafter may have relating directly or indirectly to my employment with the Company, the separation of my employment with the Company, the benefits or attributes of my employment with the Company, and/or any other act, omission, event, occurrence, or non-occurrence involving the Company or any of the Released Parties, through the date of this Supplemental Release. Without limiting the foregoing and to the fullest extent allowed by law, I agree that this release includes, but is not limited to any and all claims arising from any violations or alleged violations of federal, state or local human rights, fair employment practices and/or other laws by any of the Released Parties for any reason under any legal theory including, but not limited to, the Age Discrimination in Employment Act (“ADEA”); the Americans With Disabilities Act of 1990 (“ADA”); the Consolidated Omnibus Budget Reconciliation Act (“COBRA”); the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”); the Employee Retirement Income Security Act of 1974 (“ERISA”); the Equal Pay Act (“EPA”); the Fair Labor Standards Act (“FLSA”); the Fair Credit Reporting Act (“FCRA”); the Family and Medical Leave Act (“FMLA”); the Genetic Information Nondiscrimination Act (“GINA”); the Immigration Reform and Control Act (“IRCA”); the Lilly Ledbetter Fair Pay Act; the National Labor Relations Act (“NLRA”); the Labor Management Relations Act (“LMRA”); the Occupational Safety and Health Act (“OSHA”); the Older Workers Benefit Protection Act (“OWBPA”); the Rehabilitation Act of 1973; the Sarbanes-Oxley Act of 2002 (“SOX”); the Uniformed Services Employment and Reemployment Rights Act of 1994 (“USERRA”); Sections 1981 through 1988 of Title 42 of the United States Code; Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Worker Adjustment and Retraining Notification Act (“WARN”), and/or all other federal, state, or local laws (including, without limitation, the Maryland Fair Employment Practices Act), statutes, ordinances, constitutions, rules, orders or regulations, all as they may be amended. I also forever waive, release, discharge and give up all claims, real or perceived and now known or unknown, for breach of implied or express contract, breach of promise, breach of the covenant of good faith and fair dealing, wrongful or retaliatory discharge, discrimination, harassment, promissory estoppel, assault, battery, false imprisonment, defamation, libel, slander, intentional and negligent infliction of emotional distress, duress, fraudulent and negligent misrepresentation, defamation, violation of public policy, negligence, and all other claims or torts arising under any federal, state or local law, regulation, constitution, ordinance or judicial decision; and any claim concerning wages, benefits, severance payments, bonus payments, payments pursuant to any agreement with the Company, stock, stock options, or stock option agreement, including but not limited to my Employment Agreement. I also agree to waive any right I have to pursue any claim or grievance through any internal channel of the Company and/or its affiliates. I understand and agree that my waivers include both claims that I know about and those I may not know about which have arisen on or before the date on which I sign this Supplemental Release.

I agree to expressly waive all rights under Section 1542 of the Civil Code of the State of California, up to and including the date I sign this Supplemental Release. Section 1542 provides as follows:

A general release does not extend to claims which a creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

I further agree and represent that I have had an opportunity to consult with an attorney over the meaning and significance of this Civil Code § 1542 waiver and that I knowingly and voluntarily waive my rights under this statute.

I hereby represent and warrant that I have not, at any time up to and including the date on which I sign this Supplemental Release, commenced, and will not in the future commence, to the fullest extent permitted by law, any action or proceeding, or file any action, of any nature arising out of the matters released by the Agreement or this Supplemental Release, and I waive to the fullest extent permitted by law, any right to any monetary or equitable relief in any proceeding that may relate to the matters released by the Agreement or this Supplemental Release. However, nothing in this paragraph will preclude either party from bringing a claim to enforce the Agreement or the Supplemental Release or challenge the validity of the Agreement or the Supplemental Release. Notwithstanding the foregoing, this Supplemental Release does not preclude me from filing a charge with or participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, the U.S. Department of Labor, the National Labor Relations Board or any other federal, state, or local labor board or agency charged with enforcing employment laws (including, for example, the Maryland Commission on Civil Rights). However, by signing this Supplemental Release, I understand and agree that I am waiving any right to recover money or other individual relief based on claims asserted in such a charge in any proceeding brought by me or on my behalf.

I acknowledge this Supplemental Release does not limit or waive my right to file an application for an award for original information submitted pursuant to Section 21F of the Securities Exchange Act of 1934.

I acknowledge that I fully understand my right to discuss this Supplemental Release with an attorney before accepting this Supplemental Release, that the Company has advised me of this right, that the time afforded to me to review this Supplemental Release provides me sufficient time to consult with an attorney should I wish to do so, that I have carefully read and fully understand this entire Supplemental Release, and that I am voluntarily entering into this Supplemental Release of my own free will, act and deed. I also agree that no promises, statements or inducements have been made to me which caused me to sign this Supplemental Release, except as expressly set forth in writing herein and in the Agreement. I further acknowledge and agree that no compensation, wages, bonuses, commissions, overtime, expenses, PTO, and/or benefits are due to me.

I acknowledge that I was advised that I could take up to twenty-one (21) days from the Separation Date to review this Supplemental Release and decide whether to enter into this Supplemental Release. I understand and agree that any changes to this Supplemental Release, whether material or immaterial, do not restart the running of this twenty-one (21) day review period. To the extent that I have elected to enter into this Supplemental Release prior to such time, I have done so voluntarily, and have knowingly waived such twenty-one (21) day review period.

I understand that I may revoke this Supplemental Release within a period of seven (7) calendar days after its execution, except that if the last day of this period falls on a Saturday, Sunday or holiday observed by the Company I have until the conclusion of the next immediate business day (“Supplemental Release Revocation Period”), by delivery of a written notice of revocation (“Supplemental Release Revocation Notice”) before the end of the last day comprising the Supplemental Release Revocation Period to pam.hoebener@aecom.com, ATTN: Corporate SVP, Human Resources. This Supplemental Release shall become automatically irrevocable, and fully enforceable, upon the expiration of the Supplemental Release Revocation Period (the “Supplemental Release Effective Date”) if I do not timely revoke it in the aforesaid manner.

In the event that I do not execute this Supplemental Release during the review period, or if I execute and then revoke the Supplemental Release within the Supplemental Release Revocation Period, or if for any other reason the Supplemental Release is held to be unenforceable, all checks, instruments, funds, or other such payments received by you pursuant to the terms of this Agreement shall immediately be returned or reimbursed to the Company, and I shall have no right to the benefits and consideration described in paragraph 2 of the Agreement. In the event the Company is required to institute litigation to enforce the terms of this paragraph, the Company shall be entitled to recover reasonable costs and attorneys’ fees incurred in such enforcement.

Agreed to and Accepted:

Randall A. Wotring
Date (Must be signed after the Separation Date):